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Exhibit 4.5

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF 12%
CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES A AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

        Reddy Ice Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated August 14, 2003 duly approved and adopted the following resolution (the "Resolution"):

            RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation's Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12% Cumulative Redeemable Preferred Stock, Series A, par value $0.01 per share, with an initial stated value of $1,000.00 per share, consisting of 100,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

        (a)   Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "12% Cumulative Redeemable Preferred Stock, Series A." The number of shares constituting such class shall be 100,000 and are referred to herein as the "Series A Preferred Stock." The liquidation preference per share of the Series A Preferred Stock shall be equal to the sum of (x) $1,000.00 plus (y) the amount of all accumulated but unpaid dividends on such share, determined in accordance with the provisions of this Resolution (the "Liquidation Amount").

        (b)   Dividends.

          (i)    From the Issue Date, the Holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series A Preferred Stock at a rate per annum equal to 12% of the Liquidation Amount per share of Series A Preferred Stock. All dividends provided for in this paragraph shall be cumulative, whether or not earned or declared, accruing on a daily basis from the Issue Date and shall be payable in cash quarterly in arrears on each Dividend Payment Date, commencing on November 15, 2003. All unpaid dividends on a share of Series A Preferred Stock accruing pursuant to this paragraph will, in accordance with paragraph (a), on the applicable Dividend Payment Date be added to the Liquidation Amount in respect of such share. If the Corporation fails to make a liquidation payment due hereunder pursuant to paragraph (c) following the occurrence of a Liquidation Event or breaches any other provision of this Resolution and Certificate of Designation (a "Default"), the per annum dividend rate provided for in this paragraph will be increased by 2.0% per annum per share during the continuance of any such Default. After the date on which such Default ceases to exist, the dividend rate will revert to the rate originally borne by the Series A Preferred Stock on the Issue Date. The increase in the dividend rate provided for above shall not be the exclusive remedy at law or in equity of the Holders of the Series A Preferred Stock for any Default and shall in no way be deemed a waiver of such Default or be deemed to validate any action underlying any such Default.

        Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date.

          (ii)   All dividends paid with respect to shares of the Series A Preferred Stock pursuant to paragraph (b)(i) shall be paid pro rata to the Holders entitled thereto.

          (iii)  Dividends payable on the Series A Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

        (c)   Liquidation Preference. In the event of (whether in a single transaction or a series of related transactions) (A) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or (B) the occurrence of any event which constitutes a Change of Control (each of the foregoing clauses (A) and (B), inclusive, a "Liquidation Event"), the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Amount for each share of Series A Preferred Stock outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such Liquidation Event, before any distribution shall be made or any assets distributed in respect of Junior Securities to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation.

        For the purposes of clause (A) of the first paragraph of this paragraph (c), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

        (d)   Redemption.

          (i)    Optional Redemption. (A) The Corporation may redeem the Series A Preferred Stock at its option, in whole at any time or in part from time to time, subject to contractual and other restrictions with respect thereto, from any source of funds legally available therefor, in the manner provided for in paragraph (d)(ii) hereof, at a redemption price in cash equal to 100.0% of the Liquidation Amount per share of Series A Preferred Stock, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such redemption; provided that no redemption pursuant to this paragraph (d)(i)(A) shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash is set apart sufficient for such payment, on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

            (B)  In the event of a redemption pursuant to paragraph (d)(i)(A) hereof of only a portion of the then outstanding shares of Series A Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of Series A Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 10 shares (or shares held by Holders who would hold less than 10 shares as a result of such redemption), as may be determined by the Corporation. The Redemption Notice shall disclose the extent to which the Corporation intends to redeem shares on a non-pro rata basis in accordance with this paragraph (d)(i)(B).

          (ii)   Procedures for Redemption. (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption (the "Redemption Date") of the Series A Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series A Preferred Stock at such Holder's address as it appears in the register maintained by the transfer agent for the Series A Preferred Stock, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

            (1)   the redemption price (including in reasonable detail the Corporation's calculations in determining the redemption price);

            (2)   whether all or less than all the outstanding shares of Series A Preferred Stock are to be redeemed and the total number of shares of Series A Preferred Stock being redeemed;

            (3)   the Redemption Date;

            (4)   that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

            (5)   that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

        (B)  Each Holder of Series A Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

        (C)  On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price; provided, however, that if a notice of redemption shall have been given as provided in paragraph (d)(ii)(A) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares of Series A Preferred Stock to be redeemed, then, at the close of business on the Business Day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the redemption price.

        (e)   Voting Rights.

          (i)    The Holders of Series A Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraph (ii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

          (ii)   (A) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Parity Securities without the affirmative vote or consent of Holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

            (B)  So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Senior Securities without the affirmative vote or consent of Holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

            (C)  So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not amend its Certificate of Incorporation or this Resolution and Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Series A Preferred Stock (including, without limitation, by way of merger, consolidation or otherwise) without the affirmative vote or consent of Holders of at least 66 2/3% of the issued and outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

          (iii)  In any case in which the Holders of the Series A Preferred Stock shall be entitled to vote pursuant to this paragraph (e) or pursuant to Delaware law, each Holder of Series A Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series A Preferred Stock held.

        (f)    Conversion or Exchange. The Holders of shares of Series A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than as provided in this Resolution and Certificate of Designation.

        (g)   Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

        (h)   Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

        (i)    Notices. Unless otherwise provided in this Resolution or by applicable law, all notices, requests, demands, and other communications shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, to the address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware with a copy to the chief executive offices of the Corporation c/o Reddy Ice Group, Inc., 3535 Travis Street, Suite 170, Dallas, Texas 75204, attention: Chief Financial Officer, (or such other address as the Corporation may designate by written notice to the Holders) for all communications to the Corporation. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone), or on the third day following the date of mailing, if mailed in accordance with this paragraph (i), or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this paragraph (i) shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this paragraph (i) by giving written notice of such change to the Corporation in the manner herein above provided. Whenever any notice is required to be given by law or by this Resolution, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

          (j)    Definitions. As used in this Resolution and Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Affiliate" means with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" shall have the meaning provided in the first paragraph of this Resolution and Certificate of Designation.

          "Business Day" means any day other than a Legal Holiday.

          "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and (c) any rights, warrants or options exchangeable for or convertible into any of the foregoing.

          "Certificate of Designation" means this Certificate of Designation creating the Series A Preferred Stock.

          "Certificate of Incorporation" shall have the meaning provided in the first paragraph of this Resolution and Certificate of Designation.

          "Change of Control" means the occurrence of any of the following events:

    (1)
    any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity;

    (2)
    individuals who on the Issue Date constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors of the Corporation or whose nomination for election by the shareholders of the Corporation was approved by (a) a vote of a majority of the directors of the Corporation then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders acting in accordance with the Shareholders Agreement) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or

    (3)
    the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, or the sale of all or substantially all the assets of the Corporation (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

        "Common Stock" means the Corporation's Common Stock, par value $0.01, per share.

        "Corporation" shall have the meaning provided in the first paragraph of this Resolution and Certificate of Designation.

        "Default" shall have the meaning provided in paragraph (b)(i).

        "Dividend Payment Date" means each February 15, May 15, August 15 and November 15 of each year.

        "Dividend Period" means the Initial Dividend Period and, thereafter, each quarterly period from a Dividend Payment Date to the next succeeding Dividend Payment Date (but without including such Dividend Payment Date).

        "Dividend Record Date" means each February 1, May 1, August 1 and November 1 of each year.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Holder" means a holder of shares of Series A Preferred Stock as reflected in the register maintained by the Corporation or any transfer agent for the Series A Preferred Stock.

        "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

        "Issue Date" means August 15, 2003.

        "Junior Securities" means any other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or Dallas, Texas or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Series A Preferred Stock is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

        "Liquidation Amount" shall have the meaning provided in paragraph (a).

        "Liquidation Event" shall have the meaning provided in paragraph (c).

        "Liquidation Payment" shall have the meaning provided in paragraph (c).

        "Parity Securities" means any other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

        "Permitted Holders" means (i) Trimaran Fund Management, L.L.C., Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund

(Trimaran) Partners and CIBC MB Inc., (ii) Bear Stearns Merchant Capital II, L.P., Bear Stearns Merchant Banking Partners, II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III L.P. and the BSC Employee Fund IV, L.P., (iii) any controlled Affiliate of any Person referred to in clauses (i) or (ii) above that is organized by such Person primarily for the purpose of making equity or debt investments in one or more Persons, (iv) any officer or director of the Corporation or any of its Subsidiaries who owns common stock of the Corporation immediately after giving effect to the issuance of the Series A Preferred Stock and the application of the proceeds therefrom on the Issue Date and (v) any Related Party. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

        "Redemption Date" shall have the meaning provided in paragraph (d)(ii).

        "Redemption Notice" shall have the meaning provided in paragraph (d)(ii).

        "Related Party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

        "Resolution" shall have the meaning provided in the first paragraph of this Resolution and Certificate of Designation.

        "Senior Securities" means any other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created the terms of which expressly provide that it ranks senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

        "Series A Preferred Stock" shall have the meaning provided in paragraph (a).

        "Shareholders Agreement" means that certain Shareholders Agreement, dated as of the Issue Date, by and among the Corporation and the shareholders of the Corporation from time to time party thereto, as amended from time to time.

        "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock is at the time, directly or indirectly, owned by such first named Person.

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

        IN WITNESS WHEREOF, said Corporation has caused this Resolution and Certificate of Designation to be signed by Steven A. Flyer, its Vice President, this 14th day of August, 2003.

REDDY ICE HOLDINGS, INC.
By:	/s/ STEVEN A. FLYER
	Name:	Steven A. Flyer
	Title:	Vice President

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  Exhibit 4.5
CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF 12% CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES A AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF